                              EMPLOYMENT AGREEMENT
                              --------------------



     This Agreement is made as of the ____ day of __________, 1996 between [NEW RESPONSE CENTER, INC.] a Delaware corporation (the "Company"), TeleSpectrum Worldwide Inc., a Delaware corporation (the "Parent"), and Patrick M. Baldasare (the "Employee").

                                   RECITALS
                                   --------

     The Employee is currently employed by The Response Center, Inc. ("Response Center"). Parent has agreed to acquire substantially all of Response Center's assets and business pursuant to the Asset Purchase Agreement dated as of April 30, 1996, as amended and restated as of May 20, 1996, by and among the Parent, The Response Center, Inc., The Tab House, Inc., Employee and Richard Raquet and Edward Olesky (the "Purchase Agreement"). It is a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement that the Company and the Employee enter into this Agreement.

     The Company desires to employ the Employee, and the Employee desires to provide services to the Company, upon the terms and conditions hereinafter set forth.

                                  WITNESSETH:
                                  ----------

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.   Employment.
     ----------

     (a) The Company hereby employs the Employee and the Employee hereby accepts such employment. During the term of the Employee's employment under this Agreement (the "Employment Term"), the Employee shall the President of the Company and shall perform such duties consistent with such office as are assigned by the Company's Board of Directors. Employee shall be responsible for the day-to-day business operations and affairs of the Company. In addition, the Employee from time to time shall perform such duties for Parent consistent with his status as one of the senior officers of one of the Parent's operating units as are assigned from time to time by the Parent's Board of Directors and Employee shall be a member of the Senior Executive Operating Committee of such Board which is intended to be the primary non-Board Operating Committee of Parent and to include officers of each of the Parent's principal operating units. Except for periodic travel incident to Employee's duties hereunder, Employee shall not be required to perform his duties hereunder outside a 35 mile radius of the Company's current principal office.

     (b) Employee represents to the Company that he is not subject or a party to any employment agreement, non-competition covenant, non-disclosure agreement or any other agreement, covenant, understanding or restriction of any nature which would prohibit Employee from executing this Agreement and performing fully his duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Employee by the Company.

     (c) During the Employment Term, the Company shall be operated under the names "Response Center" and/or "The Tab House" and/or "The WATS House," or any derivative thereof.

2.   Performance.
     -----------

     The Employee shall devote his full-time business efforts to the performance of his duties hereunder; provided, however, that the Employee may engage in personal investment activities so long as they do not interfere with the performance of his duties hereunder.

3.   Term.
     ----

     The Employment Term shall begin on the date hereof and shall continue until December 31, 1999, unless terminated prior thereto in accordance with Sections 5 or 6.

4.   Compensation for Employment.
     ---------------------------

     (a) The basic annual rate of compensation of the Employee for his employment services to the Company during the Employment Term shall be $195,000 (such amount, as adjusted in accordance with this Section 4, is referred to herein as the "Salary"), which the Company shall pay to the Employee in equal installments in accordance with the normal payroll policies of the Company. Upon the expiration of the automobile lease attached as Exhibit B hereto, the Salary shall be increased to $220,000.

     (b) The Company shall establish a bonus pool (the "Bonus Pool") for the benefit of the Company's employees (including the Employee) for the fiscal years ending December 31, 1997, 1998 and 1999 equal to 20% of the amount by which the Company's EBITDA (as defined below) for each such year exceeds 120% of the Company's EBITDA for the immediately preceding fiscal year. Within 30 days after completion by Arthur Andersen LLP or any successor independent public accounting firm (the "Accounting Firm") of its annual audit of the Company's financial statements, Parent shall calculate the Bonus Pool applicable to the preceding year and deliver a statement (the "Bonus Pool Statement") which sets forth in reasonable detail its calculation of the Bonus Pool. The Employee shall have 15 days to dispute any item included on the Bonus Pool Statement. Within five business days after the earlier to occur of (i) the Employee's provision of notice to the Parent that it does not dispute any item included on the Bonus Pool Statement or (ii) the fifteenth day after the delivery to the Employee of the Bonus Pool Statement, the Bonus Pool shall be due and payable by the Company in accordance with the allocation described below. If the Employee and Parent are unable to resolve any dispute with respect to such calculation, the dispute shall be resolved by the Accounting Firm whose resolution shall be final and binding on the parties, absent manifest error which error may only be corrected by such firm. Employee shall have the authority to allocate all amounts included in any Bonus

Pool to the Company's employees (including Employee); provided, however, that if
                                                      --------  -------
Richard Raquet was employed by the Company on the last day of the prior fiscal year, Employee shall allocate to Mr. Raquet from the Bonus Pool at least an amount equal to 7.8% of the Bonus Pool and, provided further, however, that if
                                            ----------------  -------
Employee is no longer employed by the Company on the date such Bonus Pool is determined, then the allocation of the Bonus Pool shall be made by the board of directors of the Company, but, in such event, Mr. Raquet shall receive at least 7.8% of any Bonus Pool (or, if Mr. Raquet was not employed by the Company on the last day of the prior fiscal year, such lesser amount determined on a pro rata basis based upon the number of days during such year that Mr. Raquet was so
employed).   For purposes hereof:

     "EBITDA" shall mean the Company's earnings before deductions for any interest, taxes, depreciation and amortization for the applicable fiscal year, as calculated in accordance with U.S. generally accepted accounting principles, excluding:

          (1) any such expenses, charges and write-downs or any losses resulting from the sale, conversion or other disposition of capital assets, other than in the ordinary course of business or consistent with past practice;

          (2) any management fees or allocations of overhead costs attributable to the Parent except for such fees or allocations attributable to those administrative or other functions previously performed by the Response Center to the extent that such fees or allocations do not exceed the cost by which the Company or the Acquired Companies would incur by performing such services internally or contracting such services on an arms length basis from an unrelated party;

          (3) any payments or accruals made or incurred other than in the ordinary course of business; and

          (4) any bonus payments to the Company's employees.

In addition, EBITDA of the Company shall include the EBITDA (on a pro forma basis for purposes of all EBITDA calculations) of any entities which are acquired by the Company and which are engaged in the market research business.

     (c) During the Employment Term, the Company shall provide the Employee with fringe benefits that are substantially equivalent to the fringe benefits specified on Exhibit "A" (the "Fringe Benefits") at such levels that are provided to the senior officers of the Parent's other operating units; provided,
                                                                       --------
however, that such level shall not be materially less than the level provided to
- -------
Employee by the Response Center during the full twelve months prior to the date of this Agreement.

     (d) All amounts payable by the Company under this Section 4 shall be subject to proration based upon the number of days in each such year that the Employee was employed by the Company hereunder.

5.   Termination Without Compensation.
     --------------------------------

     (a) Total Disability.  If the Employee becomes totally disabled (as defined
         ----------------
below), the Company may terminate the Employment Term by notice to the Employee, and as of the termination date, the Company shall have no further liability or obligation to the Employee hereunder except as follows: the Employee shall receive (i) any unpaid Salary and Fringe Benefits and Bonus, if any, that have accrued through the date of termination; and (ii) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company, including any such plans included in the Fringe Benefits. For the purposes hereof, the Employee shall be deemed to be "totally disabled" if the Employee is considered totally disabled under any group disability plan maintained by the Company and in effect at that time, or in the absence of any such plan, under applicable Social Security regulations. In the event of any dispute under this Section 5(a), the Employee shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and the Employee, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative.

     (b) Death.  If the Employee dies, this Employment Agreement shall terminate
         -----
on the date of death, and thereafter the Company shall not have any further liability or obligation to the Employee, his executors, administrators, heirs, assigns or any other person claiming under or through his except that the Employee's estate shall receive any unpaid Salary and Fringe Benefits and Bonus, if any, that have accrued through the date of termination.

     (c) Cause.  The Company may terminate the Employment Term for "cause" by
         -----
giving the Employee 30 days' notice of the termination date, and as of the termination date, the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive any unpaid Salary and Fringe Benefits and Bonus, if any, that have accrued through the date of termination, net of any liabilities that the Employee may have to the Company arising from Employee's employment hereunder. For purposes of this Agreement, "cause" shall mean the failure of the Employee to (i) observe or perform (other than by reason of illness, injury or incapacity) any of the material terms or provisions of this Agreement, (ii) the failure to comply fully with the lawful directives of the Board or the President, (iii) dishonesty which results in material harm to the Company, (iv) willful misconduct which results in material harm to the Company, (v) material neglect of the Company's business, (vi) conviction of a felony or other crime involving moral turpitude, (vii) misappropriation of funds or (viii) habitual insobriety. In the case of a termination for "cause," the notice of termination shall specify the basis for the Company's determination of "cause"; provided, however, the in the case of
                                        --------  -------
conduct described in clauses (i), (ii) and (v) above, such conduct shall not constitute "cause" for the purposes of this paragraph (c) unless (A) the Board shall have given the Employee notice setting forth with specificity (1) the conduct deemed to constitute "cause," (2) reasonable action that would remedy the objectionable conduct, and (3) a reasonable time (not less than 5 days) within which the Employee may take such remedial action, and (B) the Employee shall not have taken such specified remedial action within such specified reasonable time.

6.   Termination With Compensation.  The Company shall have the right to
     -----------------------------
terminate the Employment Term without cause at any time by giving the Employee 30 days' notice of the termination date. Under such circumstances, the Company shall continue to pay to the Employee the Salary and those Fringe Benefits listed in paragraphs (a)(c)(e)(h) and (i) of Exhibit A through the end of the Employment Term, and as of the termination date, the Company shall not have any further liability or obligation to the Employee. In addition, Mr. Baldasare shall be entitled to receive, for the year in which he is terminated, at least the same percentage of the Bonus Pool as he received the prior year or if Mr. Baldasare is terminated prior to the determination of the first Bonus Pool, at least 91.09% of the Bonus Pool. The Salary to be paid under Section 6 are referred to herein as the "Termination Compensation." The Employee shall not be entitled to any Termination Compensation unless the Employee executes and delivers to the Company after a notice of termination a release in a form satisfactory to the Company in its sole discretion by which the Employee releases the Company from any obligations and liabilities of any type whatsoever, except for the Company's obligations with respect to the Termination Compensation. The parties hereto acknowledge that the Termination Compensation to be provided under this Section 6 is to be provided in consideration for the above-specified release. The Company's obligations under this Section 6 shall be reduced by and to the extent of any earnings from a source other than the Company that are received by or accrued for the benefit of the Employee during the remainder of the Employment Term; provided, however, that such obligations
                                      --------  -------
shall only be so reduced by any such earnings if the Company, upon written request from the Employee, grants a waiver of its rights under Section 7 hereunder. The Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.

7.   Agreement Not to Compete.
     ------------------------

          (a) The Employee covenants that for the period beginning on the termination of Employee's employment hereunder and ending on the second anniversary of the date of such termination of employment hereunder (the "Restricted Period"), he will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged directly or indirectly in competition with the business conducted by the Company or the Parent at any time during such period within any portion of the United States in the direct marketing business which includes inbound and outbound telemarketing, fulfillment, direct mail, customer retention and market research (the "Business"). It is recognized by the Employee and the Company that the Business is and is expected to continue to be conducted throughout the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 7(b)) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by Employee as a passive investment of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934.

          (b) The Employee further covenants that during the Restricted Period, he will not, either directly or indirectly, (i) call on or solicit any person who or which has been a customer of the Company with respect to the activities prohibited by Section 7(a) or (ii) solicit the employment of any person who is employed by the Company during such period on a full or part-time basis.

          (c) The Employee recognizes and acknowledges that by reason of his ownership of and employment by Response Center and the Company he has had access to Confidential Information relating to the Business. The Employee acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not disclose any such Confidential Information after the date hereof to any person for any reason whatsoever, unless such information (i) is in the public domain through no wrongful act of Employee, (ii) has been rightfully received from a third party without restriction and without breach of this Agreement or (iii) except as may be required by law.

          (d) The Employee acknowledges that the restrictions contained in this
Section 7 are reasonable and necessary to protect the legitimate interests of the Parent and the Company, and that any violation will result in irreparable injury to the Parent and the Company.

          (e) The Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 7, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of this
Section 7 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

          (f) The covenants set forth in this Section 7 shall be in addition to not in limitation of any similar covenants set forth in the Purchase Agreement.

8.   Inventions, Designs and Product Developments.
     --------------------------------------------

     All inventions, innovations, designs, ideas and product developments, developed or conceived by the Employee, solely or jointly with others, whether or not patentable or copyrightable, at any time during the Employment Term or during his employment by the Company prior to the commencement of the Employment Term and that relate to the actual or planned business activities of the Company (collectively, the "Developments") and all of the Employee's right, title and interest therein, shall be the exclusive property of the Company. The Employee hereby assigns, transfers and conveys to the Company all of his right, title and interest in and to any and all such Developments. The Employee shall disclose fully, as soon as practicable and in writing, all material Developments to the Board. At any time and from time to time, upon the request of the Company, the Employee shall execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, re-issue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Employee for all reasonable expenses incurred by his in compliance with the provisions of this Section 8.

9.   Confidential Information.
     ------------------------

     (a) The Employee has had and will have possession of or access to confidential information relating to the business of the Company, including writings, equipment, processes, drawings, reports, manuals, invention records, financial information, business plans, customer lists, the identity of or other facts relating to prospective customers, inventory lists, arrangements with suppliers and customers, computer programs, or other material embodying trade secrets, customer or product information or technical or business information of the Company. All such information, other than any information that is in the public domain through no act or omission of the Employee or which he is authorized to disclose, is referred to collectively as the "Company Information." During and after the Employment Term, the Employee shall not (i) use or exploit in any manner the Company Information for himself or any person, partnership, association, corporation or other entity other than the Company,
(ii) remove any Company Information, or any reproduction thereof, from the possession or control of the Company or (iii) treat Company Information otherwise than in a confidential manner.

     (b) All Company Information developed, created or maintained by the Employee, alone or with others while employed by the Company, and all Company Information maintained by the Employee thereafter, shall remain at all times the exclusive property of the Company. The Employee shall return to the Company all Company Information, and reproductions thereof, whether prepared by him or others, that are in his possession immediately upon request and in any event upon the completion of his employment by the Company.

10.  Remedies.
     --------

     The Employee expressly acknowledges that the remedy at law for any breach of Sections 7, 8 and 9 will be inadequate and that upon any such breach or threatened breach, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the Employee's obligations under these provisions without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy. Subject to the remainder of this
Section 10, the rights conferred
upon the Company by the preceding sentence shall not be exclusive of, but shall be in addition to, any other rights or remedies which the Company may have at law, in equity or otherwise.

11.  General.
     -------

     (a) Governing Law.  The terms of this Agreement shall be governed by the
         -------------
laws of the Commonwealth of Pennsylvania.

     (b) Company.  For purposes of Sections 7, 8, 9 and 10, the term "Company"
         -------
shall be deemed to include any incorporated or unincorporated entities that are controlled, directly or indirectly, by the Company through ownership, agreement or otherwise.

     (c) Binding Effect.  All of the terms and provisions of this Agreement
         --------------
shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement.

     (d) Notices.  All notices required to be given under this Agreement shall
         -------
be in writing and shall be deemed to have been given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by Federal Express or other overnight delivery service, addressed as follows:

          TO EMPLOYEE:

               Mr. Patrick M. Baldasare
               24 Aldwyn Lane
               Villanova, PA  19085

               with a copy to:

               Alan L. Zeiger, Esquire
               Blank Rome Comisky & McCauley
               Four Penn Center Plaza
               Philadelphia, PA 19103

          TO THE COMPANY OR PARENT:

               443 S. Gulph Road
               King of Prussia, PA  19406
               Fax:  610-962-5109
               Attn:  Chairman of the Board

               With a copy to:

                    Morgan, Lewis & Bockius LLP
                    2000 One Logan Square
                    Philadelphia, PA  19103
                    Fax:  215-963-5299
                    Attn:   Stephen M. Goodman, Esquire


     (e) Entire Agreement; Modification.  This Agreement constitutes the entire
         ------------------------------
agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto.

     (f) Duration.  Notwithstanding the termination of the Employment Term and
         --------
of the Employee's employment by the Company, this Agreement shall continue to bind the parties for so long as any obligations remain under the terms of this Agreement.

     (g) Waiver.  No waiver of any breach of this Agreement shall be construed
         ------
to be a waiver as to succeeding breaches.

     (h) Severability.  If any provision of this Agreement or application
         -------------
thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (i) Guaranty.  Parent hereby unconditionally guarantees the full, prompt
         ---------
and faithful payment of all the payments and the full, prompt and faithful performance of all the other obligations of Company pursuant to this Agreement, however created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, subject, in each case, to any and all defenses which the Company or Parent may have to any such payment or performance or hereunder.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Agreement as of the day and year first written above.

                              NEWCO, INC.


                              By:__________________________
                                 Chairman of the Board



                              CRW ACQUISITION CORP.


                              By:__________________________
                                 Chairman of the Board



                              _____________________________
                              Patrick M. Baldasare

                                                                       EXHIBIT A

                                FRINGE BENEFITS
                                ---------------



     (a) Health insurance for the Employee and his family, with the same benefits generally provided to the Company's and Parent's most senior executive employees from time to time during the Employment Term.

     (b) Eligibility to participate in any 401(k) savings plans maintained by the Company during the Employment Term.

     (c) Term life insurance and disability insurance.

     (d) Eligibility to participate in any employee stock option plan maintained by the Parent during the Employment Term.

     (e) Reimbursement, in accordance with the Company's policies, upon proper accounting, of reasonable expenses and disbursements incurred by the Employee in the course of his duties.

     (f) Paid holidays in accordance with the Company's policies.

     (g) Paid vacation of six weeks per year.

     (h) Payment of the automobile lease payments with respect to the lease attached as Exhibit B and the cost of insurance on such automobile.

     (i) At such times that the Company or the Parent determines that Employee, pursuant to the rules and regulations of the Securities and Exchange Commission, is an executive officer of Parent, indemnification protection and liability insurance on the same terms as Parent's other executive officers.